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                                                           Exhibit 11.1

                         WIRELESS TELECOM GROUP, INC.
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
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                       For the Three Months        For the Six Months
                       Ended June 30, 1998         Ended June 30, 1998
                                       Per                         Per
                      Income Shares   Share      Income  Shares   Share
Net income (loss)
  from operations ($373,682)                      $826,864

Basic EPS
Income (loss)available
to common
 shareholders     (373,682)  17,557,179 ($.02)     826,864 17,520,920 $.05

Effect of Dilutive Securities
Stock options
                        -        41,954                 -     97,931

Diluted EPS

Income (loss) available
  to common shareholders
  plus assumed
  conversions  ($373,682)   17,599,133 ($.02)    $826,864  17,618,851  $.05


                   For the Three Months           For the Six Months
                   Ended June 30, 1997            Ended June 30, 1997

                                    Per                         Per
                   Income  Shares   Share       Income  Shares   Share

Net income
  from operations $2,142,964                   $4,382,244

Basic EPS
Income available
  to common
  shareholders    2,142,964 17,435,186  $.12   4,382,244 17,422,635 $.25

Effect of Dilutive Securities
Stock options            -    380,954                 -    397,503

Diluted EPS
Income available to
 common shareholders
 plus assumed
 conversions    $2,142,964  17,816,140 $.12  $4,382,244 17,820,138 $.25

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